Exhibit 99.2

PRESENTATION

Good morning ladies and gentlemen.

Thank you for standing by. Welcome to the Susser Holdings and Susser Petroleum Partners second quarter earnings conference call.

(Operator Instructions).

This conference is being recorded today, August 8, 2014. I would like to turn the conference over to Mr. Chip Bonner, Executive Vice President.

Please go ahead, Sir.

Chip Bonner, Executive Vice President

Thank you, operator.

Good morning everyone and thanks for joining us. This morning we released our second quarter 2014 earnings for both Susser Holdings Corporation and Susser Petroleum Partners.

A reminder that today's call will contain forward-looking statements that are based on management's beliefs, expectations and assumptions and may include comments regarding the companies’ objectives, targets, plans, strategies, cost and anticipated capital expenditures which are subject to risk and uncertainties that could cause actual results to differ materially as described more fully in the company's filings with the SEC.

During today's call, we will also discuss certain non-GAAP financial measures that we believe are helpful for full understanding of our financial performance. Please refer to our news release for reconciliation of each financial measure.

With me on the call today are Sam Susser, Susser Holdings Chairman and CEO, Rocky Dewbre, CEO of Susser Petroleum Partners, Mary Sullivan, Executive Vice President and CFO, and other members of our leadership team.

Last week, we announced that we have scheduled August 28 as the date for the special meeting of Susser Holdings stockholders to consider and vote on the merger agreement with Energy Transfer Partners.

We also filed a prospectus with the SEC which is in the process of being mailed to all shareholders of record as of July 22. Along with the related election materials.

Assuming an affirmative vote by our shareholders, we would expect to be in a position to close the transaction on August 29 following the shareholder vote.

As was the case last quarter, we won't be able to comment on certain specific details of the timing of the integration, the size of the ETP dropdowns to SUSP beyond our prepared remarks.

A reminder that the information reported on this call speaks only to the company's view as of today, so time sensitive information may no longer be accurate at the time of any replay.

Now, I'll turn the call over to our Chairman, Sam Susser.

Sam L. Susser, Chairman

Thanks, Chip.

Good morning everyone and thank you for joining us on the call.

Despite the distractions of the pending merger, our team once again delivered solid performance for the second quarter.

Starting with the merchandise side of the business, same-store sales for the quarter increased 4% over last year, mainly driven by fresh food, beer and packaged drinks and reflects both an increase in customer traffic as well as transaction size.

Merchandise margin was in line with our trend at 33.8%.

The decline versus 34.3% a year earlier is mainly related to a timing difference in rebate recognition during 2013. Year to date, our margin continues to remain strong at 33.9%, which is 20 basis points better than the first half of last year and reflects in large part the continued strong growth of Laredo Taco Company, mitigated by pricing pressure in certain other categories.

Average fuel gallons sold per retail store increased by 2%, excluding the acquired Sac-N-Pac stores, versus an increase of 5.5% a year ago.

The modest slowdown in volume growth reflects several things.

The first is that we've experienced tremendous growth in gallons the last few years that was well above our historical growth rate.

So, we are comping up against really strong numbers.

We also continue to see our markets attract additional new competitors, as well as intense pricing and promotional activity by big box retailers.

Third, we experienced some short-term supply issues in West Texas due to unplanned refinery and terminal outages.

This, in turn, caused capacity shortages as truck waiting times at the available racks significantly increased and loads were sourced from alternate longer haul areas.

This part of Texas is already short on trucking capacity due to the demands of the oilfield.

Fortunately, the refinery and terminal issues have been largely resolved and we're experiencing fewer runouts and therefore stronger fuel volumes so far in Q3. Retail fuel margin was $0.187 per gallon for the quarter versus $0.182 a year ago before deducting credit card fees.

That compares to a comparable average Q2 margin of $0.22 per gallon over the previous five years.

We are about five weeks into the third quarter and we have finally seen some declines in fuel cost, which as you know, generally helps our fuel margins.

Our overall personnel expenses were 19.9% of merchandise sales, versus 18.4% a year ago and 21% in Q1. The increase over last year is due to a couple of factors.

One, is a shift in product mix towards more food service, which requires about three times the amount of labor as a percent of sales versus traditional convenience store merchandise.

Additionally, our healthcare cost have increased about $3 million to $4 million annually, as a result of the Affordable Health Care Act.

We're constantly working to effectively leverage our scheduling software, particularly in the restaurant area.

Our ratio direct labor cost to merchandise and restaurant sales improved 120 basis points from the first quarter and we expect to see further benefits from those adjustments in the third quarter.

Our goal is to properly match staffing levels in our stores to the customer count as it surges up and down throughout the day on a store by store basis.

Two areas in which we saw year-over-year positive trends are in shortage expense control and in our mix of part-time versus full-time employees.

Both have been improving since the beginning of the year.

We have increased our part-time staffing by nine percentage points since January 1, which gives us much greater flexibility to staff at the optimum level depending on the time of day and customer traffic patterns.

We have also been very pleased with the progress and the performance of the new stores we opened in 2013, most of which became cash flow positive within the first six months of operations.

On the new store development front this year, we opened five new Stripes stores in the second quarter and acquired two existing stores, one of which already had been rebranded as a Stripes.

In addition, we have opened four more stores since the beginning of the third quarter. As of today, we have 17 new stores under construction. All of these should open before year-end.

Our real estate team, led by Jerry Susser and David Marks, continues to build a significant pipeline of new sites that will provide meaningful growth and cash flow for SUSP unitholders in 2015 and 2016. We expect to have more units under construction during the second half, having us a bigger pipeline of stores to open in the first half of 2015 than we did already in 2014. We'll have greater visibility into next year's plans once we close the transaction with Energy Transfer.

But, we anticipate further acceleration next year in our new build program that will include areas that are strategic to ETP following two years of substantially faster organic growth here in Texas.

We're continuing to drive improvement in the 47 Sac-N-Pac stores we acquired in central Texas earlier this year, both in the merchandise and the fuel areas. We completed merchandise resets during the second quarter and we're seeing modest sequential improvement in merchandise sales each month. Fuel volumes have also improved and now average 68% of the average Stripes store. That's up from 60% one quarter ago, reflecting a big jump in Sac-N-Pac same-store fuel volume. We also just expanded the operations of 42 of the 47 stores from 18 hours to 24 hours a day.

We're continuing to evaluate each store and expect to make some decisions later this year as to whether to offer certain sites to our best dealers, or rebrand them to Stripes, which could also include major remodels or even a raze and rebuild and to integrate Laredo Taco into as many of the locations as is practical.

Susser Petroleum Partners is performing very well.

As Rocky will expand on, we hit the first split of the IDRs this quarter.

SUSP is well positioned from a management and a systems standpoint to benefit from the growth that ETP has in mind for the partnership over the next several years by combining the Sunoco wholesale and retail network with the Susser Petroleum and Stripes network.

Now, I'm going to turn it over to Rocky for more detailed look at our wholesale business.

Rock?

Rocky Dewbre, CEO of Susser Petroleum Partners

Thanks, Sam.Good morning everyone.

Our wholesale fuel business delivered solid performance in the second quarter. As a result, we are pleased to announce the fifth consecutive increase in our quarterly distribution at Susser Petroleum Partners -- an increase of 3.5% versus the prior quarter, to almost $0.52 per unit or $2.08 on an annualized basis.

This distribution represents a 14.8% increase over the second quarter of 2013 and is in line with the double-digit growth we expected to achieve when we launched our IPO almost two years ago.

With this increase, we have achieved the second target distribution level outlined in our partnership agreement and our Board of Directors has approved the first incentive distribution payment of approximately $64,000 to Susser Holdings, the owner of our IDRs. SUSS will also receive its ordinary share of the distribution on common and subordinated units.

Based upon distributable cash flow of $13.7 million, this reflects a coverage ratio of 1.19 times for the second quarter, and a coverage of 1.22 times for the trailing four quarters.

Susser Petroleum Partners delivered it 19% year-over-year growth in fuel gallons sold, a 31% increase in total growth profit and a 21% increase in adjusted EBITDA in the second quarter. Our existing and acquired sites continue to generate robust growth in fuel volumes and rental income, resulting in increased distributable cash flow and distributions.

The two acquisitions that we completed over the past 10 months have made a meaningful contribution to our year-over-year growth.

Also, as Sam mentioned earlier, we are well positioned in the fast-growing Texas economy, which continues to support our business by helping drive fuel volume.

We added 11 new contract dealers last quarter and discontinued three. This brings our independent leader count to 624 the end of June. We expect to add a total of 50 to 65 new and acquired dealer locations for the full year.

The partnership's gallons sold to affiliates increased 11% year-over-year, to 293 million gallons. This reflects strong initial volumes at newly built Stripes stores as well as healthy growth trends in existing Stripes stores and at Susser Holdings’ dealer operated consignment locations.

Volumes sold to third parties including independent leaders and commercial customers, increased 35%, to 169 million gallons. Gross profit on these third-party sales increased 37% to $8.3 million, reflecting additional gallons sold by new sites and contribution from the Gainesville Fuels acquisition.

Margin per gallon was approximately the same as last year at $0.049 per gallon. Average fuel margin for all gallons sold by the partnership on a weighted average basis increased to $0.037 per gallon, compared to $0.036 cents last year.

Rental income continues to increase as SUSP completes additional sale leasebacks with SUSS. And the second quarter rental income contributed $4.3 million to gross profit, accounting for 19.6% of the partnership's total gross profit.

We completed drop down transactions for six Stripes stores during the second quarter for $31 million and three more so far in the third quarter for $12 million.

Since the IPO, we have acquired a total of 49 retail stores for $204 million that will produce annual rental income of just over $16 million for the partnership plus the $0.03 per gallon margin on fuel volumes.

We remain optimistic about the long-term growth potential in our markets and look forward to the additional opportunities the merger with Energy Transfer Partners will provide for our unitholders.

I'll turn the call over to Mary Sullivan for a few comments on the the consolidated financials.

Mary?

Mary Sullivan, Susser Holdings CFO

Thanks, Rocky. Good morning everyone.

To summarize the consolidated financial results of Susser Holdings, this morning we reported adjusted second quarter net income of $14.3 million, or $0.66 per diluted share, versus adjusted income a year earlier of $12.5 million, or $0.59 per diluted share.

These adjusted numbers exclude the impact of $3.1 million of pretax merger-related expenses in the latest quarter, and a $26.2 million debt refinancing charge a year ago.

Adjusted EBITDA excluding the $3.1 million of merger-related charges that fall under the G&A expense line, was $53.1 million, compared to $50.5 million a year ago.
Gross profit for the quarter increased almost 15% over last year.

Top line growth in sales and gallons that Sam and Rocky covered are primarily responsible for this increase, as well as slightly higher retail and wholesale fuel margins.

For the retail division, fuel represented 29% of gross profit for the second quarter. On a consolidated basis, fuel represented 36% of gross profit, with merchandise and other inside sales accounting for 64% of gross profit.

G&A expense was up $7.1 million year-over-year. As I mentioned earlier, $3.1 million of this was merger-related expense. $2.1million is higher non-cash stock based compensation expense and $1.7 million of the increase is additional bonus and 401(k) matching accrual versus last year, primarily due to improved performance against internal targets this year.

Other operating expenses for the quarter increased by $8 million, but are largely due to supporting 69 more retail stores and a larger wholesale platform than we had at the end of June 2013. We did see a slight increase in credit card fees from 1.6% to 1.7% of retail fuel revenue. Also, utilities increased with the higher natural gas prices driving up electricity cost.

Excluding credit cards and utilities, other operating expenses as a percent of merchandise sales decreased by approximately 20 basis points compared to Q2 2013. Consolidated CapEx during the second quarter was approximately $68 million, and this includes about $50 million related to new store construction and land purchases.

This number does include partnership capital spending of approximately $37 million. SUSP CapEx included maintenance capital and the balance was for purchase of Stripes stores and other growth investments.

Our consolidated revolver borrowings increased by about $27 million since the end of last quarter to fund new stores and expand our land bank. We have $27 million of cash on the balance sheet and $357 million combined capacity on our two revolvers.

As of the end of the quarter, our net debt to trailing 12 month EBITDA was about 3 times on a consolidated basis and 3.6 times at Susser Petroleum Partners.

Operator, we are now ready for any questions.

(Operator Instructions).

Sharon Lui, Wells Fargo

Just a question in terms of the pace of construction. With four stores opened in the third quarter and 17 under construction, what can we expect the balance of the year?

Or, are there potential for additional stores to be opened?

Chip Bonner

Sharon, this is Chip.

We expect to have the 17 stores that are under construction today -- we expect those to be completed this year and opened this year.

We expect to start another six stores for the balance of the third quarter with up to six more in the fourth quarter. Those will open in 2015.

Sharon Lui, Wells Fargo

So, the total number of new retail units is going to be about 30.

Chip Bonner

34 this year.

Sharon Lui

That will open this year.

Chip Bonner

That's correct.

Sharon Lui

Great.

One quick question on the partnership OpEx. Do you think the 2Q run rate is a good run rate going forward?

Rocky Dewbre

Sharon this is Rocky.

As you look at the operating expenses and the G&A expenses, both for this quarter, the company last year did not have Gainesville in that number, because we didn't have it until Q3. I believe the Q2 number this year would be a reasonable number for run rate going forward.

We had some unusual expenses that may help us going forward, but obviously, there's always unexpected things that happen, as well. I think it's a reasonable run rate.

Sharon Lui, Wells Fargo

Okay. Great. Thank you.

Irene Nattel, RBC

Sam, in your prepared remarks you noted that beer and packaged beverages were important contributors to the same-store sales growth, but you also noted that you are seeing stepped-up competition in certain categories.

Wondering if you could provide a little bit more color on which categories are seeing the greater competition -- how it is that you are continuing to drive the same-store sales both in beer and packaged beverages?

Kevin Mahaney, Susser Holdings Sr. VP - Merchandising

This is Kevin.

Yes, we're still seeing more competition build on both beer and packaged beverages, especially from the big-box retailers, also, from the value discount channel.

The way we are really going about it, as we are looking at individual markets and we are continuing to go head-to-head to them where we can't to continue to build our sales.

Sam Susser, Chairman

Kind of the pressure categories for the quarter, in terms of margin pressure, were first cigarettes, dairy, and candy and snacks were the headwind categories for the quarter. We had help, obviously, from Laredo Taco as both kind of the same-store growth they have and the contribution from all the new stores that are helping drive food to a bigger mix.

Food service, which is both Laredo Taco and coffee and fountain drinks and so forth, now account for about one third of our gross profit -- 32.6% for the quarter versus 31.7% for the comparable quarter the year before. That's helping us fend off the competition from the Dollars Stores and the Walmarts and so forth.

Irene Nattel, RBC

Absolutely. (inaudible) a significant differentiator.

As we look ahead with two, three years, where we do see that food service as a percentage of gross profit moving up to?

Sam Susser, Chairman

Gosh, I think will be at at least 35% of our merchandise gross profit -- approaching 40% of the lookout five or 10 years. I'm speaking to what I'll call the legacy Stripes stores. With the consolidation of the Sunoco network, those numbers will change, over time. That will be a process over the coming years.

Irene Nattel, RBC

That's great.

Thank you very much.

Ben Brownlow, Raymond James

Just a follow-up on the last question on the competitive openings. You mentioned the big-box and discount chains. Is it fair to say that you are seeing increased competition across all (inaudible)?

Kevin Mahaney, Susser Holdings Sr. VP - Merchandising

This is Kevin. We've seen a lot of activity coming in South Texas, which is where where we're really seeing a lot of the building going on at this point. The remaining markets are still growing, but not at the rate we've been seeing in the Valley markets in the Corpus Christi area.

Ben Brownlow, Raymond James

On the partnership side, can you remind us again what your target long-term distribution coverage ratio is and how you're thinking about the debt versus equity financing when you think about the upcoming dropdowns?

Mary Sullivan, Susser Holdings CFO

Ben, this is Mary.

We are still evaluating what that long-term should the under the EPT ownership. As we've talked in the past, Susser Petroleum has very stable cash flow, and we felt like we could take that target coverage ratio down, over time. With the new company, there’s a little bit of volatility with the dropdowns planned.

Although, we believe that's going to be mitigated with the larger geographic diversity. So, we still have some work to do on that, as well as the specific debt and equity structure on the dropdowns. There’s a lot of work going on on that and its a little too early to add too much color on that today.

Ben Bienvenu, Stephens

Could you give me a little bit more detail around new unit performance? Give us a sense of how returns on those units are trending?

Sam Susser, CEO

As we indicated in our prepared remarks, our 2013 stores are continuing to increase. Our stores that we built in markets where we do not have a large market share, large presence, they take a little bit longer to ramp up, but overall, we are pleased with the returns that we are seeing and the ramp up that we're getting in these new stores.

Clearly, opening more stores every quarter provides pressure with respect to those stores. But, long-term, they'll ramp-up and so far we are pleased with where we are on our returns.

I'll also say that the company has improved its efficiency on new store openings.

There was a time period when we were really accelerating our growth from 12 or 15 stores a year up to this present 30 level, that our rate of efficiency in the first few months was not where we would want it to be. Sid and the team have learned from that experience and we are opening stores up a lot smarter today, and getting to profitability a little bit faster in that regard.

Ben Bienvenu, Stephens

Thanks. Good luck.

Ron Bookbinder, Benchmark

Rocky, I was wondering on the fuel profit margin to third parties. It has been steadily increasing from about $0.045 five quarters ago up to $0.057 last quarter. We seem to see a drop-off. Was that because of the acquired fuel [inaudible] distribution over the past year? Was there some sort of mix shift between contracts?

Rocky Dewbre, Susser Petroleum Partners CEO

Our margin for Q2 was the $0.049 you mentioned and that was consistent with what it was the same period last year. But, less than it has been in Q1 and Q4, obviously.

Q1, we had an extraordinary quarter. In Q2, we had rising gasoline markets throughout the quarter, which obviously puts pressure on our margins. That was a big factor. Just overall competitiveness in the wholesale space. With the gasoline market starting to fall a bit in Q3, are seeing a little improvement.

I would really just say the biggest delta quarter to quarter was we had a great first quarter.

Ron Bookbinder, Benchmark

Okay. On the ETP, could you talk about what sort of multiple SUSP is going to pay for the asset? Or, if you can talk about that, how would you determine the valuation for the assets that SUSP will acquire?

Chip Bonner, Executive VP

Ron, this is Chip.

One, we can’t talk about what we would end up paying. But, I will tell you that the board and the independent conflicts committee will have a very big say in negotiating those dropdowns and what that multiple looks like to SUSP.

Sam Susser, Chairman

I would just build on that, Chip, by saying there's tremendous alignment of interest between SUSP unitholders and the Energy Transfer family, to drive value for unitholders on both sides over the years, here.

So, very much the conflicts committee will have to review and approve and to make checks on dropdowns, but our interest couldn't be more aligned.

And I feel very good about the long-term prospects for SUSP with the combination of our building organic growth story combined with the dropdowns that ETP is positioned to supply SUSP with in the coming years.

Ron Bookbinder, Benchmark

Okay.

Thank you very much and good luck, going forward.

Ethan Bellamy, Robt. Baird

With respect to the dropdowns, what are the factors in terms of the speed and the magnitude of those drops?

Is Energy Transfer considering taking equity as part of the consideration?

Mary Sullivan, CFO

I think those are deal specific questions that are not appropriate for us to comment on at this time.

These transactions are certainly complex and involved and there are a lot of tax issues, and of course, capital markets issues that have to be resolved, as well as working through the Board of Directors, and doing the right thing in the right way. We've got a lot of that work that has been started both here and at Energy Transfer.

We'll have more developments to talk about in the coming months.

Ethan Bellamy, Robt. Baird

Okay. Fair enough. With respect to the ETP transaction and your relationship to fuel suppliers, has that changed at all? Have there been any positive developments that we might see affect margins going forward from the increased scale?

Rocky Dewbre, Susser Petroleum Partners CEO

This is Rocky.

ETP, the Sunoco grouop, they have, obviously, a large footprint and multiple suppliers that they work with. At Susser Partners, clearly, we have a number, as well. We have a larger number of branded suppliers than the Sunoco team has historically work with. The specifics of what the future looks like are still being determined.

I can tell you with our dealer network, we expect to continue to enjoy good relationships with all of our fuel suppliers we are currently working with.

Sam Susser, Chairman

The scale of this combined company is only going to enhance our ability to buy fuel.

It's one of the several very exciting seems behind industrial logic of this combination.

We are not -- we don't know the specifics of how it's going to play out, but size is your friend in this business.

The combination, here, definitely adds to our size and scale.

Ethan Bellamy, Robt. Baird

All right. Thanks. Good luck.

Operator

Mr. Susser, there are no further questions at this time.

Please continue.

Sam Susser, Chairman

Great. Thank you everybody.

Mary, Chip, Rocky, thank you for your detailed comments. Kevin, thank you. We are very appreciative of your transparent leadership and your unwavering commitment to our team members and to our investors.

I want to thank our investors and our analysts for being with us this morning and for being such an important part of our growth story over these past 10 or so years. We are very pleased and gratified by the reaction from the investment community of this transaction. I believe the merger will create a faster growing, stronger, larger, more diversified company, otherwise we wouldn't have entertained their offer.

Combined with Sunoco's well-known brand, its strong fuel supply and its logistics network, proprietary credit card and its broad geographic reach, this company has the potential to be a major player in the years ahead.

I want to close today's call by recognizing our extraordinary team of talented leaders and thank those who have been running like racehorses for the last several months to make this transaction happen, to be ready to contribute to Energy Transfers growth story from day one.

I want to thank our 11,000 team members who are responsible for making Stripes the convenience store customers turn to most in our market. Without your hard work and long hours, none of this is possible.

We look forward to seeing many of you this fall, either at our offices, or when we are out on the road. Better than that, next time you are in our neighborhood, please come visit and see for yourself the secret sauce behind our company's success.

Operator, this concludes our call.

Make it a great day, everybody.

Thank you.

Operator

Ladies and gentlemen, this concludes the Susser Holdings and Susser Petroleum Partners second quarter earnings conference call.

The replay information for today's call is included in this morning's earnings news release.

The conference center would like to thank you for your participation.

You may now disconnect.

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